Exhibit (10.u)

                                 AMENDMENT NO. 3
                                     TO THE
                         MET-PRO CORPORATION DIRECTORS'
                                 RETIREMENT PLAN


        This Amendment to the Met-Pro Corporation Directors' Retirement Plan (the "Plan") is made and is effective this 24th day of February, 2003.

        WHEREAS, Met-Pro Corporation (the "Company") previously adopted the Plan and now wishes to further amend the Plan in certain respects.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        1.      Section 5(e) is restated as follows:

                        (e) If a Change in  Control  (as  defined  in  Section 6
                hereof) occurs, or if the Company fails to cure any breach of its obligations under this Plan in less than 30 days after receiving written notice of the same from a Director or a Director's surviving spouse or estate (a "Default"), then the Company (i) shall immediately prior to the Change in Control, or in the case of a Default, on the 31st day following the date of such written notice, make an irrevocable contribution to the Trust (as hereafter defined) in the amount provided for in Subsection 1(b) of the Trust Agreement (as hereafter defined) and (ii) shall be liable to pay the reasonable attorneys' fees and expenses incurred by any such beneficiary in filing suit to enforce any provision of this Subsection and prosecuting such claims should such beneficiary be the prevailing party in such litigation. Each Director shall be entitled to an immediate lump sum payment of the Retirement Payments then applicable to such person's status pursuant to Subsection 4(a) and, if applicable, Subsection 4(b) of this Plan, in both cases without regard and not subject to the lump sum limitations of Section 4(d) of this Plan. A former Director who has retired prior to a Change in Control (or such Director's spouse, if such Director has died) shall be entitled to an immediate lump sum payment of all Retirement Payments to which such Director was entitled under
                Section 4 hereof and which have not yet been paid, without regard and not subject to the lump sum limitations of Section 4(d) of this Plan.

        2.      Section 7 is restated as follows:

                7.      NO OBLIGATION TO MAINTAIN RESERVES.

                        The Company has executed an agreement,  as amended, with
                a Trustee (the "Trust Agreement") to hold, invest and disburse funds set aside for payments required under the Plan. However, except as provided in Subsection 5(e) of this Plan,

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                contributions  to the trust created by the Trust  Agreement (the
                "Trust") by the Company shall be in the discretion of the Board of Directors. Except as provided in Subsection 5(e), nothing in this Plan shall create an obligation on the Company's part to set aside or earmark any monies or other assets specifically for the purposes of this Plan or to pay any specified amount to the Trust. To the extent that assets of the Trust are insufficient
                to  meet  the  Company's   obligations   under  the  Plan,  such
                obligations will be paid out of the general funds of the Company.

        3. This Amendment has been approved and authorized by the Company's Board of Directors by action taken as of the date hereof.


        IN WITNESS WHEREOF, the Company has caused its authorized officers to execute this Amendment on behalf of the Company.


WITNESS                                  MET-PRO CORPORATION


 /s/ Raymond J. De Hont                  BY: /s/ Gary J. Morgan
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                                         Gary J. Morgan, Vice President--Finance





















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